AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WINNER MEDICAL GROUP INC.

a Nevada Corporation

Winner Medical Group Inc. (the “Corporation”) hereby amends and restates its Articles of Incorporation (these “Articles of Incorporation”) pursuant to Chapter 78 of the Nevada Revised Statutes.

ARTICLE I

NAME

The name of the corporation is Winner Medical Group Inc. (the “Corporation”).

ARTICLE II

capital Stock

The Corporation has authority to issue 1,000 total shares of common stock with no par value per share.

ARTICLE III

BOARD OF DIRECTORS

The name and address of the Corporation’s current director is the following: Jianquan Li,Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, 518109, People’s Republic of China.

ARTICLE IV

INDEMNIFICATION

Subject to the requirements of applicable law requiring mandatory indemnification, if any, the Corporation shall indemnify, to the maximum extent permitted by applicable law, any person who incurs liability or expense by reason of such person acting as an officer or director of the Corporation. The Corporation shall indemnify the directors and officers of the Corporation for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such directors or officers to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation. The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such director, officer, employee and agent, as applicable. Any repeal or modification of this article shall be prospective only, and shall not adversely affect any indemnification or limitations on the personal liability of a director or an officer of the Corporation for acts or omissions prior to such repeal or modification. Further, neither any amendment nor repeal of this article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the effect of this article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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ARTICLE V

LIABILITY

To the fullest extent permitted by applicable law, any person acting as a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action by such person as a director or officer. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a person as a director or officer of the Corporation occurring prior to such repeal, amendment or modification. The provisions of this article shall not be deemed to limit or preclude indemnification of a person acting as a director or officer for any liability of such person which has not been eliminated by the provisions of this article.

ARTICLE VI

PREEMPTIVE RIGHTS

No stockholder of the Corporation shall have a preemptive right to acquire the Corporation’s unissued shares unless and to the extent a written agreement between such stockholder and the Corporation provides for such preemptive right.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of any powers under the law, the Board of Directors shall have exclusive authority to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

AMENDMENTS

Except as expressly provided by articles V and VI above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter permitted by Nevada law, and all rights conferred upon stockholders granted by these Articles are subject to this reservation.

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ARTICLE IX

COMBINATIONS

The Corporation expressly elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE X

ACQUISITION OF A CONTROLLING INTEREST

The provisions of NRS 78.378 to 78.3793, inclusive, do not apply to the Corporation or the acquisition of a controlling interest by existing or future stockholders, whether or not identified.

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